Exhibit 99

FOR IMMEDIATE RELEASE	March 15, 2022

Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. ANNOUNCES RENTAL HOME ADDITION TO FANNIE MAE CREDIT FACILITY

FREEHOLD, NJ, March 15, 2022........ UMH Properties, Inc. (NYSE: UMH) today announced that it has successfully completed the addition of approximately 1,100 homes to our Fannie Mae credit facility, through Wells Fargo Bank, N. A., for total proceeds of approximately $25.6 million. This addition is coterminous with the remaining term of our existing facility, which matures in 2030. Interest is at a fixed rate of 4.25%. The proceeds will be used to invest in additional acquisitions, expansions and rental homes further enhancing our ability to increase shareholder value and provide quality affordable housing in the markets that we serve.

Samuel A. Landy, President and Chief Executive Officer commented, “We are proud of the groundbreaking work we have done to facilitate the acceptance and financing of rental homes in manufactured housing communities. For over ten years, we have believed that a manufactured home in a land-lease community, is one dwelling unit equivalent or better than any apartment and deserving of the same financing received by apartments. As of today, Fannie Mae has recognized this fact. We expect to be able to refinance additional communities and include rental homes as collateral. Our additional goal is to obtain favorable GSE financing on the future construction of rental home communities. The completion of this transaction solidifies the strong belief we have that rental homes in manufactured housing communities are the best way to provide quality affordable housing for the Nation.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 127 manufactured home communities containing approximately 24,000 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan, Maryland, Alabama and South Carolina. UMH also has an ownership interest in and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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